                                Compensation Schedules for
                                  LLANY CVUL Series III

All schedules are based on a target premium equal to the Seven Pay Premium defined in IRC7702A. Selection of any compensation schedules is subject to approval by Lincoln Corporate Specialty Markets.

SCHEDULE 1:    SPREAD COMPENSATION


                           PREMIUM BASED:
                           (TARGET/EXCESS)          ASSET BASED(1)
                           ---------------          --------------
Policy Year 1:                 23%/4.5%                   0%
Policy Years 2-4:              12%/4.5%                   0%
Policy Years 5-7:              2.5/2.5%                  0.10%
Policy Years 8+:                0%/0%                    0.20%


SCHEDULE 2:     ACCELERATED COMPENSATION


                           PREMIUM BASED:
                           (TARGET/EXCESS)          ASSET BASED(1)
                           ---------------          --------------
Policy Year 1:               30%(2)/3%                    0%
Policy Years 2-5:                5%/3%                    0%
Policy Years 6-10:               3%/3%                   0.10%
Policy Years 11+:                0%/0%                   0.10%


SCHEDULE 3:     ALL ASSET BASED COMPENSATION


                           ASSET BASED(1)
                           --------------
Policy Years 1-5:              1.00%
Policy Years 6-10:             0.70%
Policy Years 11+:              0.50%


(1)  Annualized % of Daily Average Assets
(2) An additional amount up to 3% of first year target premium may be paid to the servicing entity